EXHIBIT 15


                              SUBJECT TO COMPLETION
                               DATED MAY 16, 1997

                              INFORMATION STATEMENT

                                     [LOGO]

                          COMMON STOCK, PAR VALUE $0.01


             This Information Statement is being furnished to shareholders of Bando McGlocklin Capital Corporation, a Wisconsin corporation ("BMCC"), in connection with the distribution (the "Distribution") by BMCC to its shareholders of all of the outstanding shares of common stock, par value $.01 per share (the "INVB Common Stock"), of its subsidiary, InvestorsBancorp, Inc., a Wisconsin corporation ("INVB" or the "Company") owned by BMCC. INVB is a proposed bank holding company organized to own all of the capital stock of InvestorsBank, a proposed Wisconsin-chartered bank to be located in Pewaukee, Wisconsin (the "Bank").

             It is expected that the Distribution will be made on July __, 1997, on the basis of one share of INVB Common Stock for each 4.17916 shares of common stock, 6 cents par value, of BMCC (the "BMCC Common Stock") held on July __, 1997 (the "Record Date"). No payment need be made by shareholders of BMCC for the shares of INVB Common Stock to be received by them in the Distribution. BMCC shareholders will not be required to surrender or exchange shares of BMCC Common Stock in order to receive shares of INVB Common Stock.

             There is currently no public market for INVB Common Stock. Shares of INVB Common Stock have been approved for listing, subject to official notice of issuance, on The Nasdaq SmallCap Market, under the symbol "[INVB]."


                        WE ARE NOT ASKING YOU FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.


     THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.

           The date of this Information Statement is __________, 1997.

                                TABLE OF CONTENTS

                                                                         Page

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .  iii

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

   THE DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . .    1

   PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . .    6

   INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

   RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        Future Capital Requirements  . . . . . . . . . . . . . . . . . .    8
        Competition  . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        Government Regulation and Monetary Policy  . . . . . . . . . . .    8
        Dependence on Management . . . . . . . . . . . . . . . . . . . .    8
        Lending Risks and Lending Limits . . . . . . . . . . . . . . . .    8
        Impact of Interest Rates and Economic Conditions . . . . . . . .    9
        Absence of History as a Stand-alone Company  . . . . . . . . . .    9
        Absence of a Public Market for INVB Common Stock . . . . . . . .    9
        Concentration of Share Ownership . . . . . . . . . . . . . . . .   10
        Certain Antitakeover Effects . . . . . . . . . . . . . . . . . .   10

   THE DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        Background of and Reasons for the Distribution . . . . . . . . .   11
        Manner of Effecting the Distribution . . . . . . . . . . . . . .   11
        Certain Federal Income Tax Consequences of the Distribution  . .   12
        Stock Ownership After the Distribution . . . . . . . . . . . . .   14
        Listing and Trading of INVB Common Stock . . . . . . . . . . . .   14
        Conditions; Termination  . . . . . . . . . . . . . . . . . . . .   15

   DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

   BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        Background . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        Business Strategy  . . . . . . . . . . . . . . . . . . . . . . .   17
        Products and Services  . . . . . . . . . . . . . . . . . . . . .   17
        Market Area  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        Competition  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        Bank Premises  . . . . . . . . . . . . . . . . . . . . . . . . .   18
        Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

   MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        Directors and Executive Officers of INVB . . . . . . . . . . . .   19
        Committees of the INVB Board of Directors  . . . . . . . . . . .   20
        Compensation of Directors  . . . . . . . . . . . . . . . . . . .   21
        Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . .   21
        Stock Ownership of Executive Officers and Directors  . . . . . .   21
        Executive Compensation . . . . . . . . . . . . . . . . . . . . .   22
        INVB 1997 Equity Incentive Plan  . . . . . . . . . . . . . . . .   22

   SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . .   27
        Supervision and Regulation . . . . . . . . . . . . . . . . . . .   27
        The Company  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        The Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

   ARRANGEMENTS AMONG BMCC, INVB AND THE BANK  . . . . . . . . . . . . .   30
        Management Services and Allocation of Expenses Agreement . . . .   31
        Tax Allocation and Services Agreement  . . . . . . . . . . . . .   31

   DESCRIPTION OF INVB CAPITAL STOCK . . . . . . . . . . . . . . . . . .   32
        Authorized Capital Stock . . . . . . . . . . . . . . . . . . . .   32
        Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   32
        Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . .   32

   CERTAIN ANTITAKEOVER EFFECTS  . . . . . . . . . . . . . . . . . . . .   33
        Board of Directors . . . . . . . . . . . . . . . . . . . . . . .   33
        Advance Notice Procedures  . . . . . . . . . . . . . . . . . . .   33
        Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        Wisconsin Business Combination Statute . . . . . . . . . . . . .   34
        Control Share Acquisition Statute  . . . . . . . . . . . . . . .   35

   LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION  . . . . . . . .   35

                              AVAILABLE INFORMATION

             INVB has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10-SB (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the INVB Common Stock described herein. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information, reference is hereby made to the Registration Statement and exhibits. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.
   Copies of these documents may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10049, at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of such material may also be obtained from the Commission's Web Site (http://www.sec.gov).

             Following the Distribution, INVB will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. INVB will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its shareholders in connection with its annual meetings of shareholders.

             No person is authorized by BMCC or INVB to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized.

                             ______________________

                                     SUMMARY

             This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety, including the discussion of certain factors set forth under "Risk Factors." Unless the context otherwise requires, as used herein the terms "INVB", "InvestorsBancorp" or the "Company" includes INVB and the Bank.


                                THE DISTRIBUTION

    Distributing Company  . . . . .   Bando McGlocklin Capital Corporation,
                                      a Wisconsin corporation.

    Shares to be Distributed  . . .   880,000 shares of INVB Common Stock,
                                      representing all of the outstanding
                                      shares of INVB Common Stock to be held
                                      by BMCC on the Distribution Date.
                                      120,000 shares of the shares of INVB
                                      Common Stock to be outstanding
                                      immediately prior to the Distribution
                                      will be owned by George R. Schonath or
                                      certain entities controlled by Mr.
                                      Schonath (the "Schonath Entities") on
                                      the Distribution Date and will not be
                                      distributed in the Distribution. See
                                      "The Distribution - Stock Ownership
                                      After the Distribution"

    Distribution Ratio  . . . . . .   One share of INVB Common Stock for
                                      each 4.17916 shares of BMCC Common
                                      Stock.  No payment need be made by
                                      shareholders of BMCC for the shares of
                                      INVB Common Stock to be received by
                                      them in the Distribution, nor will
                                      they be required to surrender or
                                      exchange shares of BMCC Common Stock
                                      in order to receive INVB Common Stock.
                                      See "The Distribution-Manner of
                                      Effecting the Distribution."
                                      Shareholders who hold fewer than 5
                                      shares of BMCC Common Stock will
                                      receive a cash payment in lieu of a
                                      fractional share and will not receive
                                      any shares of INVB Common Stock.

    No Fractional Shares  . . . . .   No fractional shares of INVB Common
                                      Stock will be distributed.  All
                                      fractional share interests will be
                                      aggregated and sold by the
                                      Distribution Agent and the cash
                                      proceeds distributed to those
                                      shareholders otherwise entitled to a
                                      fractional interest.  See "The
                                      Distribution--Manner of Effecting the
                                      Distribution."

    Federal Income Tax Consequences   The Distribution will be a taxable
    to BMCC Shareholders  . . . . .   event to BMCC's shareholders for
                                      Federal income tax purposes.  The
                                      amount of the Distribution received by
                                      each BMCC shareholder will be treated
                                      as a dividend (i.e., as ordinary
                                      income) to such shareholder to the
                                      extent of such shareholder's pro rata
                                      share of BMCC's current earnings and
                                      profits.  The amount of the
                                      Distribution received by
                                      each BMCC shareholder that is not
                                      treated as a dividend will first be
                                      treated as a nontaxable return of
                                      capital to the extent of such
                                      shareholder's basis in its BMCC Common
                                      Stock, and then generally as capital
                                      gain.  The amount of the Distribution
                                      received by each BMCC shareholder for
                                      Federal income tax purposes will be
                                      the fair market value of the INVB
                                      Common Stock received by such
                                      shareholder as of the Distribution
                                      Date.  BMCC will make a determination
                                      of the fair market value of the INVB
                                      Common Stock as of the Distribution
                                      Date after such date based on
                                      information and advice to be received
                                      by BMCC from Cleary Gull Reiland &
                                      McDevitt Inc. ("Cleary Gull").  Prior
                                      to January 31, 1998, BMCC will report
                                      the amount of the Distribution
                                      received by each shareholder to such
                                      shareholder and to the IRS on IRS Form
                                      1099-DIV.  There is no assurance that
                                      the IRS or the courts will agree with
                                      the amount determined by BMCC.  BMCC
                                      shareholders are urged to consult
                                      their own tax advisors as to the
                                      specific tax consequences to them of
                                      the Distribution.  See "THE
                                      DISTRIBUTION -- Certain Federal Income
                                      Tax Consequences of the Distribution."

    Federal Income Tax Consequences   The Distribution may be a taxable
    to BMCC . . . . . . . . . . . .   event to BMCC for Federal income tax
                                      purposes.  BMCC will recognize gain
                                      upon the Distribution equal to the
                                      excess, if any, of the fair market
                                      value of the INVB Common Stock on the
                                      Distribution Date over BMCC's tax
                                      basis in such stock.  BMCC will not
                                      recognize any loss upon the
                                      Distribution, even if its tax basis in
                                      the INVB Common Stock that is
                                      distributed to its shareholders
                                      exceeds the fair market value of such
                                      stock on the Distribution Date.  See
                                      "THE DISTRIBUTION -- Certain Federal
                                      Income Tax Consequences of the
                                      Distribution."

    Relationship with BMCC after the  As a result of the Distribution, the
    Distribution  . . . . . . . . .   Company will cease to be a subsidiary
                                      of or otherwise affiliated with BMCC
                                      and thereafter will operate as an
                                      independent, publicly held company.
                                      However, as indicated under
                                      "Management" certain executive
                                      officers of BMCC will be executive
                                      officers and directors of the Company
                                      and the Bank, and will continue in
                                      such dual capacities for an indefinite
                                      period of time.  The Company, BMCC and
                                      the Bank have also entered into
                                      certain agreements providing for
                                      (a) the sharing of certain facilities
                                      and services, (b) the orderly
                                      separation of BMCC, the Company and
                                      the Bank, and (c) the allocation of
                                      certain contracts and liabilities.
                                      See "ARRANGEMENTS AMONG BMCC, INVB AND
                                      THE BANK" and "MANAGEMENT."

    Interests of Certain Persons in   George R. Schonath, who is currently
    the Distribution  . . . . . . .   the chief executive officer and a
                                      director of BMCC, will be the
                                      President and Chief Executive Officer
                                      and a director of INVB and the Bank.
                                      Jon McGlocklin, who is currently the
                                      President, Secretary and a director of
                                      BMCC, will be a Senior Vice President
                                      and a director of INVB and the Bank.
                                      Salvatore L. Bando who is currently a
                                      director at BMCC, will be a director
                                      of INVB and the Bank.  Mr. Schonath,
                                      Mr. McGlocklin and Mr. Bando are
                                      expected to resign as directors of
                                      BMCC immediately prior to the
                                      Distribution.

    Management of the Company . . .   Effective as of the Distribution, the
                                      Board of Directors of the Company will
                                      consist of Salvatore L. Bando,
                                      Donald E. Sydow, Terry L. Mather, Jon
                                      McGlocklin and George R. Schonath.
                                      See "Management."

    Risk Factors  . . . . . . . . .   Shareholders should consider certain
                                      factors discussed under "Risk
                                      Factors."

    Background of and Reasons for
         the Distribution . . . . .   The Board of Directors of BMCC (the
                                      "BMCC Board") has determined that
                                      formation of a bank and bank holding
                                      company are in the best interest of
                                      BMCC shareholders due to BMCC's
                                      current business environment.
                                      However, due to certain conflicts
                                      between BMCC's status as a real estate
                                      investment trust and certain
                                      conditions required by the Federal
                                      Deposit Insurance Corporation to
                                      approve the formation of the Bank, the
                                      BMCC Board has determined to spin-off
                                      BMCC's ownership of INVB and the Bank
                                      to its shareholders, rather than hold
                                      them as subsidiaries.  See "The
                                      Distribution-Background of and Reasons
                                      for the Distribution."

    Trading Market  . . . . . . . .   There is currently no public market
                                      for INVB Common Stock.  The INVB
                                      Common Stock has been approved for
                                      listing, subject to official notice of
                                      issuance, on The Nasdaq SmallCap
                                      Market, under the symbol "[INVB]."
                                      See "Risk Factors-Absence of a Public
                                      Market for INVB Common Stock" and "The
                                      Distribution-Listing and Trading of
                                      INVB Common Stock."

    Record Date . . . . . . . . . .   July __, 1997.

    Distribution Date . . . . . . .   July __, 1997 (the "Distribution
                                      Date").  Commencing on or about the
                                      Distribution Date, Firstar Trust
                                      Company (the "Distribution Agent")
                                      will commence mailing certificates
                                      reflecting ownership of shares of INVB
                                      Common Stock to holders of BMCC Common
                                      Stock on the Record Date.  BMCC
                                      shareholders will not be required to
                                      make any payment or to take any other
                                      action to receive the INVB Common
                                      Stock to which they are entitled in
                                      the Distribution.  "The Distribution-
                                      Manner of Effecting the Distribution."

    Distribution Agent  . . . . . .   Firstar Trust Company will be the
                                      Distribution Agent for the
                                      Distribution.

    Conditions to the Distribution    The Distribution is conditioned upon,
                                      among other things:  (a) the receipt
                                      of all state and federal bank
                                      regulatory approvals necessary for the
                                      Bank to commence its business and (b)
                                      the receipt of any material
                                      governmental approvals and third party
                                      consents necessary to consummate the
                                      Distribution; (c) the absence of any
                                      order, injunction, decree or other
                                      legal restraint or prohibition
                                      preventing the consummation of the
                                      Distribution; (d) no other event
                                      occurring that prevents the
                                      consummation of the Distribution; and
                                      (e) the acceptance for listing on a
                                      mutually agreed stock exchange or
                                      quotations system of the INVB Common
                                      Stock.  The applications to the
                                      applicable federal banking regulators
                                      have been filed and are currently
                                      pending.  The application to the
                                      Wisconsin state banking regulators has
                                      been approved pending completion of an
                                      inspection immediately prior to
                                      opening for business.  The INVB Common
                                      Stock has been approved for listing,
                                      subject to official notice of
                                      issuance, on The Nasdaq SmallCap
                                      Market.  The BMCC Board may, but has
                                      no obligation to, waive any of these
                                      conditions.  In addition, regardless
                                      of whether these conditions are
                                      satisfied, the BMCC Board has reserved
                                      the right to abandon, defer or modify
                                      the Distribution and the related
                                      transactions described herein at any
                                      time prior to the Distribution Date.
                                      See "The Distribution-Conditions;
                                      Termination."

    Principal Businesses of BMCC      After the Distribution, the principal
    after the Distribution  . . . .   business of BMCC will be to manage its
                                      loan portfolio and participate in new
                                      loans with third party loan
                                      originators, including the Bank and
                                      possibly other banks.  BMCC is also
                                      exploring the expansion of its real
                                      estate lending business into ownership
                                      of real property, including related
                                      buildings and improvements for lease
                                      to small businesses.  Additionally,
                                      except for George R. Schonath and Jon
                                      McGlocklin, all of the officers and
                                      employees of BMCC will cease their
                                      employment with BMCC and will become
                                      employees of the Bank when the Bank
                                      commences operations, which is
                                      expected to occur in the third quarter
                                      of 1997.  Mr. Schonath and Mr.
                                      McGlocklin will continue as officers
                                      of BMCC in addition to being officers
                                      of INVB and the Bank.

    InvestorsBancorp  . . . . . . .   InvestorsBancorp is a proposed bank
                                      holding company that will be a
                                      subsidiary of BMCC on the Distribution
                                      Date.  Immediately prior to the
                                      Distribution BMCC will own
                                      approximately 88% of the outstanding
                                      INVB Common Stock and the Schonath
                                      Entities will own the remaining
                                      approximately 12%.  Immediately after
                                      the Distribution, the shareholders of
                                      record of BMCC on the Record Date will
                                      own the approximately 88% of the
                                      outstanding INVB Common Stock
                                      previously owned by BMCC and the
                                      Schonath Entities will continue to own
                                      the remaining 12%.  See "The
                                      Distribution-Stock Ownership After the
                                      Distribution."  INVB will be the sole
                                      shareholder of InvestorsBank.

    InvestorsBank . . . . . . . . .   InvestorsBank will be a newly-
                                      organized Wisconsin-chartered
                                      commercial bank with depository
                                      accounts to be insured by the Federal
                                      Deposit Insurance Corporation (the
                                      "FDIC").  The Bank will provide a full
                                      range of commercial and consumer
                                      banking services in its primary
                                      service area in Waukesha County,
                                      Wisconsin, as well as the surrounding
                                      extended market in south-eastern
                                      Wisconsin. The Company and the Bank
                                      will have received all necessary
                                      regulatory approvals, subject to the
                                      satisfaction of certain conditions,
                                      prior to the Distribution.  See
                                      "Business."

    Certain Antitakeover Effects  .   Certain provisions of INVB's Articles
                                      of Incorporation (the "Articles") and
                                      INVB's By-laws (the "By-laws"), as
                                      each will be in effect as of the
                                      Distribution and of applicable
                                      Wisconsin corporation law, have the
                                      effect of making more difficult an
                                      acquisition of control of INVB in a
                                      transaction not approved by INVB's
                                      Board of Directors.  See "Description
                                      of INVB Capital Stock" and "Certain
                                      Antitakeover Effects."

    Post-Distribution Dividend        INVB does not anticipate the payment
         Policy . . . . . . . . . .   of any cash dividends on INVB Common
                                      Stock in the foreseeable future.  The
                                      declaration of dividends by INVB will
                                      be subject to the discretion of the
                                      Board of Directors of INVB.  INVB has
                                      no operations and will be dependent on
                                      dividends from the Bank to fund any
                                      dividend INVB may declare.  However,
                                      the Bank will be subject to certain
                                      restrictions imposed by applicable
                                      banking regulations that may limit its
                                      ability to pay dividends to INVB.  See
                                      "Dividend Policy."

    Transfer Agent and Registrar  .   Firstar Trust Company will be the
                                      Transfer Agent and Registrar for INVB
                                      after the Distribution.

                            PRO FORMA FINANCIAL DATA


             As of the date of this Information Statement, neither INVB nor the Bank has been capitalized and neither INVB nor the Bank have any assets or liabilities. Therefore, historical financial information is not available for either INVB or the Bank. The following is a pro forma consolidated balance sheet of INVB immediately after it is capitalized, and assumes that INVB and the Bank are each capitalized as described herein.

                             INVESTORSBANCORP, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (Unaudited)



    Assets:
    Investments . . . . . . . . . . . . . . . . . . . . .  $         -
    Loans . . . . . . . . . . . . . . . . . . . . . . . .            -

    Less: Reserve for losses  . . . . . . . . . . . . . .            -
                                                             ------------
              Investments, net                                       -
    Investment in Investors Bank  . . . . . . . . . . . .      $6,980,000

    Cash  . . . . . . . . . . . . . . . . . . . . . . . .            -
    Fed Funds . . . . . . . . . . . . . . . . . . . . . .            -
    Other Assets - Capitalized Organizational Costs . . .          20,000
                                                              -----------
         Total Assets                                          $7,000,000
                                                              ===========

    Liabilities and Shareholders' Equity:
    Demand Deposits . . . . . . . . . . . . . . . . . . .   $       -
    Interest Bearing Deposits . . . . . . . . . . . . . .           -

         Short-term borrowings                                      -
                                                              -----------
              Total Liabilities                             $       -


    Common Stock and Other Shareholders' Equity:
    Common Stock  . . . . . . . . . . . . . . . . . . . .          10,000
    Additional paid-in capital  . . . . . . . . . . . . .       6,990,000
    Retained earnings . . . . . . . . . . . . . . . . . .           -
                                                               ----------
         Total Common Stock and Other Shareholders'           $ 7,000,000
         Equity . . . . . . . . . . . . . . . . . . . . .      ----------

         Total Liabilities, Common Stock and Other            $ 7,000,000
         Shareholders' Equity                                  ==========

                                  INTRODUCTION

             INVB is a proposed bank holding company that will be a subsidiary of BMCC on the Distribution Date. BMCC will own approximately 88% of the outstanding INVB Common Stock and the Schonath Entities will own the remaining approximately 12%. INVB will be the sole shareholder of the Bank. The Bank will be a newly-organized Wisconsin-chartered
   commercial bank.   The Distribution to BMCC shareholders of all the
   outstanding shares of INVB Common Stock owned by BMCC will complete the formation of InvestorsBank announced by BMCC in January, 1996. The Schonath Entities are not distributing any of their shares in the Distribution. See "The Distribution-Stock Ownership After the Distribution."

             The Distribution will be effected by transferring all of the outstanding shares of INVB Common Stock owned by BMCC on the Distribution Date to Firstar Trust Company, the Distribution Agent, for transfer and distribution to the holders of BMCC Common Stock as of the Record Date.
   It is expected that the Distribution Date will be July ___, 1997. The Distribution will be a taxable event to shareholders of BMCC. See "The Distribution-Certain Federal Income Tax Consequences of the Distribution."

             Shareholders of BMCC with inquiries relating to the Distribution should call the Distribution Agent at (800) 637-7549, Monday through Friday, 8:00 a.m. to 5:00 p.m. (Central Time). After the Distribution Date, shareholders of INVB with inquiries relating to their certificates of INVB Common Stock should contact the Transfer Agent and Registrar at
   (800) 637-7549 Monday through Friday, 8:00 a.m. to 5:00 p.m. (Central
   Time).

             No action is required by BMCC shareholders in order to receive the INVB Common Stock to which they are entitled in the Distribution.


                                  RISK FACTORS

             Shareholders should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors listed below. INVB also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Information Statement, the words "expect", "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Information Statement also contains other forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including but not limited to the following factors, which could cause INVB's future results and shareholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of INVB. Many of such factors are beyond INVB's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. INVB disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

   Future Capital Requirements

             INVB believes that earnings from operations and its additional paid in capital will be sufficient to satisfy its capital and other financing requirements for the immediate future; however, no assurance can be given that such amounts will be sufficient to meet such requirements. INVB further believes that, if necessary, it will be able to access capital markets on terms and in amounts that will be satisfactory to it, although there can be no assurance that will be the case.

   Competition

             The Company and the Bank will face strong competition for deposits, loans and other financial services from numerous Wisconsin and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services. Some of these financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. Many of these financial institutions aggressively compete for business in the Bank's proposed market area. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank and will be able to offer certain services, including multiple branches and international banking services, that the bank can offer only through correspondents, if at all. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. See "Business--Market Area" and "Business--Competition."

   Government Regulation and Monetary Policy

             The Company and the Bank will be subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws will subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its banking business. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

   Dependence on Management

             The Company and the Bank are, and for the foreseeable future will be, dependent upon the services of George R. Schonath, the President and Chief Executive Officer of the Company and the Bank and other senior managers retained by the Company and the Bank. The loss of any of these individuals could adversely affect the operations of the Company and the Bank. See "Business--Employees" and "Management."

   Lending Risks and Lending Limits

             The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, may have a material adverse effect on the Company's earnings and overall financial conditions as well as the value of the Common Stock. Moreover, the Bank's focus on small- to medium-sized businesses may result in a larger concentration by the Bank of loans to such businesses. As a result, the Bank may assume greater lending risks than banks which have a lesser concentration of such loans and tend to make loans to larger companies. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks.

             The Bank's lending limit will initially be approximately $1,400,000. Accordingly, the size of the loans which most of the Bank's competitors with larger lending limits are able to offer will be greater. This limit initially will affect the ability of the Bank to seek relationships with the area's larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks and financial institutions, including BMCC. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans or on terms favorable to the Bank.

   Impact of Interest Rates and Economic Conditions

             The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. See "Supervision and Regulation."
   The Bank's profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure or that such high interest rate spreads will return. Although economic conditions in the Bank's market area have been generally stronger than those in other regions of the country, there can be no assurance that such conditions will continue to prevail. Substantially all the Bank's loans will be to businesses and individuals in southeastern Wisconsin and any decline in the economy of this area could have an adverse impact on the Bank. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a positive or negative effect on the Bank's net income, capital and liquidity. There can be no assurance that the positive trends or developments discussed in this Prospectus will continue or that negative trends or developments will not have a material adverse effect on the Bank. See "Supervision and Regulation."

   Absence of History as a Stand-alone Company

             INVB and the Bank are newly formed companies. After the Distribution, BMCC will not provide funds to finance INVB's operations or for any other purpose. In addition, after the Distribution, BMCC will have no obligation to provide assistance to INVB or the Bank except as described in "Arrangements Among BMCC, INVB and the Bank." Furthermore, BMCC will have no obligation to enter into new arrangements with INVB and the Bank as the existing arrangements expire.

   Absence of a Public Market for INVB Common Stock

             There is currently no public market for INVB Common Stock. Although the INVB Common Stock has been approved for listing, subject to official notice of issuance, on The Nasdaq SmallCap Market, there can be no assurance as to the prices or volume at which trading in INVB Common Stock will occur after the Distribution. Until the INVB Common Stock is fully distributed and an orderly trading market develops, the prices and volume at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in INVB Common Stock will develop or be sustained in the future.

             The prices at which INVB Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, INVB's performance and prospects, the depth and liquidity of the market for INVB Common Stock, investor perception of INVB and of the banking industry, INVB's dividend policy, general financial and other market conditions, and domestic and international economic conditions. In addition, financial markets, including The Nasdaq SmallCap Market, have experienced extreme price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of INVB Common Stock.

   Concentration of Share Ownership

             Following the Distribution, the Company's officers and directors will beneficially own approximately 25.3% of the outstanding shares of INVB Common Stock, including approximately 17.4% beneficially owned by George R. Schonath, the Company's President and Chief Executive Officer. Accordingly, these officers and directors will have the ability to influence significantly the election of directors and most corporate actions. Mr. Schonath will also beneficially own warrants to purchase an additional 100,000 shares of INVB Common Stock. See "Management - Stock Ownership of Executive Officers and Directors."

   Certain Antitakeover Effects

             The Articles and By-laws, and applicable sections of the Wisconsin Business Corporation Law (the "WBCL") contain several provisions that may make more difficult the acquisition of control of INVB without the approval of the INVB Board of Directors. Certain provisions of INVB's Articles and the By-laws, among other things: (i) classify the INVB Board of Directors into three classes, each of which serve for staggered three-year terms; (ii) provide that a director of INVB may be removed by the shareholders only for cause by the vote of 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"); (iii) provide that shareholders must comply with certain advance notice procedures in order to nominate candidates for election to the INVB Board of Directors or to place shareholders' proposals on the agenda for consideration at meetings of shareholders; and (iv) provide that the shareholders may amend or repeal any of the foregoing provisions contained in the Articles or the By-laws only by a vote of 80% of the capital stock entitled to vote in the election of directors. The WBCL generally imposes certain restrictions on mergers and other business combinations between INVB and any holder of 10% or more of the INVB Common Stock if the holder's acquisition of such position was not approved in advance by the INVB Board of Directors. See "Description of INVB Capital Stock" and "Certain Antitakeover Effects."


                                THE DISTRIBUTION

   Background of and Reasons for the Distribution

             BMCC was founded in 1980 primarily to provide commercial loans to companies that were underserved by banks and other traditional financial institutions. Such loans remain the cornerstone of BMCC's business. However, beginning in 1994 banks and other traditional financial institution's began to enter BMCC's markets and compete directly with BMCC for customers. This competition, coupled with such institution's traditionally lower cost of capital compared to BMCC, have had an adverse effect on BMCC's margins. Therefore, the BMCC Board began exploring the creation of a banking subsidiary to more effectively compete with traditional financial institutions. The BMCC Board also determined to convert BMCC from an investment company into a real estate investment trust ("REIT") in order to increase BMCC's operational flexibility while maintaining BMCC's favorable tax status. Such conversion was approved by BMCC's shareholders at the annual meeting of shareholders held on December 17, 1996, and BMCC effected such conversion at the end of 1996.

             At the time of the 1996 annual meeting and through February of 1997, it was intended that the Bank would be a subsidiary of BMCC and that George R. Schonath would be the only other shareholder of the Bank in a structure that would preserve BMCC's REIT status. However, in March of 1997 the Federal Deposit Insurance Corporation, upon its review of the proposed structure, required certain changes to the structure that would have caused BMCC to lose its REIT status. Rather than jeopardize the tax benefits of BMCC's REIT status, the BMCC Board of Directors decided in April, 1997 to spinoff the Bank to BMCC's shareholders, while still maintaining Mr. Schonath's equity position in the Bank. The Board determined that the spin-off was the best choice of the limited options available because it preserved BMCC's favorable tax status and also created a bank to compete more effectively in the loan market.

   Manner of Effecting the Distribution

             It is expected that the Distribution will be consummated on July __, 1997, the Distribution Date. At the time of the Distribution, share certificates for the INVB Common Stock then owned by BMCC will be delivered to Firstar Trust Company, as Distribution Agent, for mailing.
   On or as soon as practicable after the Distribution Date, the Distribution Agent will commence mailing the share certificates to holders of BMCC Common Stock as of the close of business on the Record Date on the basis of one share of INVB Common Stock for every 4.17916 shares of BMCC Common Stock held on the Record Date. All such shares of INVB Common Stock will be validly issued, fully paid, nonassessable and free of preemptive rights. See "Description of INVB Capital Stock."

             No certificates or scrip representing fractional shares of INVB Common Stock will be issued to BMCC shareholders as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of INVB Common Stock of all such sales. BMCC will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Record Date. None of BMCC, INVB or the Distribution Agent will guarantee any minimum sale price for the shares of INVB Common Stock, and no interest will be paid on the proceeds.

             No holder of BMCC Common Stock will be required to make any payment for shares of INVB Common Stock to be received in the Distribution or to surrender or exchange shares of BMCC Common Stock or to take any other action in order to receive INVB Common Stock to which the holder is entitled in the Distribution.

   Certain Federal Income Tax Consequences of the Distribution

             Introduction. The discussion set forth below is a summary of certain material United States federal income tax consequences to United States persons with respect to the Distribution. The discussion does not purport to be a complete analysis of all of the potential tax effects of the Distribution or of ownership of INVB Common Stock following the Distribution. The discussion is limited to United States Federal income tax matters. The discussion is based upon the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial, or administrative action.

             The discussion does not address the tax consequences of receipt of the Distribution to taxpayers which are subject to special rules that do not apply to taxpayers generally, such as life insurance companies, tax-exempt organizations, regulated investment companies, financial institutions, broker-dealers in securities, foreign entities, and nonresident alien individuals.

             THE TAX CONSEQUENCES OF RECEIVING THE DISTRIBUTION AND OWNING INVB COMMON STOCK MAY VARY DEPENDING ON A HOLDER'S PARTICULAR SITUATION. BMCC SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF RECEIPT OF THE DISTRIBUTION AND OWNERSHIP OF INVB COMMON STOCK, INCLUDING BUT NOT LIMITED TO THE APPLICATION TO THEM OF FEDERAL ESTATE AND GIFT, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

             Receipt of the Distribution by BMCC Shareholders. The Distribution will be a taxable event to BMCC's shareholders for Federal income tax purposes. The amount of the Distribution received by each BMCC shareholder for Federal income tax purposes will be the fair market value of the INVB Common Stock received by such shareholder as of the Distribution Date (plus the amount of any cash received in lieu of fractional shares). The amount of the Distribution received by each BMCC shareholder will be treated as a dividend (i.e., as ordinary income) to such shareholder to the extent of such shareholder's pro rata share of BMCC's current earnings and profits as computed for Federal income tax purposes. The amount of the Distribution received by each BMCC shareholder that is not treated as a dividend will first be treated as a nontaxable return of capital to the extent of such shareholder's basis in its BMCC Common Stock, and then as an amount received by such shareholder from the sale or exchange of property. The amount that is treated as received by a BMCC shareholder from the sale or exchange of property will generally be a capital gain, and the capital gain will be long-term capital gain if the shareholder has held its BMCC stock for more than one year. For purposes of determining the amount of the Distribution received by a BMCC shareholder that constitutes a dividend, the shareholder's pro rata share of BMCC's current earnings and profits will be based on the shareholder's percentage ownership of BMCC Common Stock.

             Based on BMCC's current earnings and profits it is believed that a substantial amount of the Distribution will result in the recognition by BMCC's shareholders of return of capital.

             For Federal income tax purposes each BMCC shareholder will acquire an initial tax basis in such shareholder's INVB Common Stock received in the Distribution equal to the fair market value of the property, i.e., the value of the INVB Common Stock that is received by such shareholder as of the Distribution Date. Each BMCC shareholder's holding period for INVB Common Stock received in the Distribution will begin on the Distribution Date. Also, certain special rules, that permit a deduction for certain dividends received by a corporation, commonly called the "dividends received deduction," will not apply in the case of corporations that receive the Distribution. Since BMCC is a REIT, the dividends paid by BMCC do not qualify for the dividends received deduction.

             As mentioned above, the amount of the Distribution received by each BMCC shareholder for Federal income tax purposes will be the fair market value of the property, i.e., the value of the INVB Common Stock that is received by such shareholder as of the Distribution Date (plus the amount of any cash received in lieu of fractional shares). BMCC will make a determination of the fair market value of the INVB Common Stock as of the Distribution Date after such date based information and advice to be received by BMCC from Cleary Gull. Prior to January 31, 1998 BMCC will report the amount of the Distribution received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV.

             There is no assurance that the IRS or the courts will agree that the amount of the Distribution received by a BMCC shareholder is the amount determined by BMCC, and it is possible that the IRS and the courts will ultimately determine that BMCC's shareholders, or some of them, received a larger Distribution for Federal income tax purposes than the amounts reported to them by BMCC. If the IRS were to challenge the amount of the Distribution reportable by any BMCC shareholder on such shareholder's Federal income tax return, then such shareholder would have to bear the expense and effort of defending against or otherwise resolving such challenge.

             Payment of the Distribution by BMCC. Distributions of property made by BMCC to its shareholders with respect to their stock, such as the Distribution, must in certain circumstances be treated as if BMCC sold the property in a taxable sale at its fair market value. This rule will apply to the Distribution if BMCC's tax basis in the distributed property is less than the fair market value of the property at the Distribution Date. BMCC estimates that if the fair market value of the INVB Common Stock distributed in the Distribution exceeds BMCC's tax basis in such property at the Distribution Date, the Distribution will be treated as a taxable sale to BMCC and BMCC will recognize gain on the Distribution in an amount equal to the excess of the fair market value of the distributed property on the Distribution Date over BMCC's tax basis on such property. If, however, BMCC's tax basis in the INVB Common Stock exceeds the fair market value of such property on the Distribution Date, then no gain or loss will be recognized by BMCC on the Distribution. As described above, the amount of the Distribution (i.e., the fair market value of the property that is distributed) will be determined by BMCC after the Distribution based on information and advice to be received by BMCC from Cleary Gull.

             Tax Reporting. As indicated above, the amount of the Distribution received by each BMCC shareholder will be determined by BMCC after the Distribution is made based on information and advice received by BMCC from Cleary Gull. After this determination is made (and not later than January 31, 1998) BMCC will report the amount of the dividend received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV.

             Backup Withholding. Under Section 3406 of the Code and applicable regulations thereunder, a holder of BMCC Common Stock may be subject to backup withholding at the rate of 31 percent with respect to the amount of the Distribution paid to such holder on such stock. If:
   (i) the shareholder ("payee") fails to furnish or certify a taxpayer identification number to BMCC (the "payor"); (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect; (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code; or (iv) there has been a "payee certification failure" described in Section 3406(d) of the Code, then BMCC generally will be required to withhold an amount equal to 31 percent of the amount of the Distribution paid to such shareholder with respect to such Shareholder's BMCC Common Stock. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's Federal income tax liability or as a refund.

             The foregoing summary of the federal income tax consequences of the Distribution is for general information only and may not apply to BMCC shareholders who acquired their shares [in connection with the grant of a share of restricted stock or otherwise as compensation], who are not citizens or residents of the United States, or who are otherwise subject to special treatment under the Code. All BMCC shareholders should consult their own tax advisors as to the particular tax consequences of the Distribution to them, including the application of state, local and foreign tax laws.

   Stock Ownership After the Distribution

             Immediately after the Distribution, the shareholders of record of BMCC on the Record Date will own approximately 88% of the then outstanding shares of INVB Common Stock. The Schonath Entities, as shareholders of BMCC on the Record Date, will receive approximately 5.4% of the then outstanding shares of INVB Common Stock pursuant to the Distribution.

             The Schonath Entities will already own 120,000 or 12% of the outstanding shares of INVB Common Stock immediately prior to the Distribution. Such shares will be purchased from INVB pursuant to INVB's initial capitalization at a price of $7.00 per share, the same price paid by BMCC for its shares. Therefore, immediately after the Distribution, the Schonath Entities will own approximately 17.4% of the outstanding INVB Common Stock.

             The Schonath Entities will also own a warrant to purchase 100,000 additional shares of INVB Common Stock or 10% of the shares then outstanding, at a price per share equal to $7.70, or 110% of the price paid for the shares upon the initial capitalization of INVB. Such warrant was issued in connection with such initial capitalization, and is exercisable at any time through July ___, 2004. After the Distribution and assuming no additional shares of INVB Common Stock are issued, upon exercise of the warrant the Schonath Entities will own approximately 24.9% of the outstanding shares of INVB Common Stock.

   Listing and Trading of INVB Common Stock

             There is currently no public market for INVB Common Stock. Although the INVB Common Stock has been approved for listing, subject to official notice of issuance, on The Nasdaq SmallCap Market, there can be no assurance as to the prices at which trading in INVB Common Stock will occur after the Distribution. Until INVB Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in INVB Common Stock will develop or be sustained in the future.

             The prices at which INVB Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, INVB's performance and prospects, the depth and liquidity of the market for INVB Common Stock, investor perception of INVB and of the banking industry, INVB's dividend policy, general financial and other market conditions, and domestic and international economic conditions. In addition, financial markets, including The Nasdaq SmallCap Market, have experienced extreme price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of INVB Common Stock.

             INVB initially will have approximately six thousand shareholders of record, based on the number of record holders of BMCC Common Stock on the Record Date. The Transfer Agent and Registrar for the INVB Common Stock will be Firstar Trust Company. For certain information regarding options and other equity-based employee benefit awards involving INVB Common Stock that may become outstanding after the Distribution, see "Management-INVB 1997 Equity Incentive Plan."

             Shares of INVB Common Stock distributed to BMCC shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of INVB under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of INVB after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, INVB and may include certain officers and directors of INVB as well as principal shareholders of INVB, if any. Persons who are affiliates of INVB will be permitted to sell their shares of INVB Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by
   Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act.

             See "Risk Factors-Absence of a Public Market for INVB Common
   Stock."

   Conditions; Termination

             The Distribution is conditioned upon, among other things: (a) the receipt of all state and federal bank regulatory approvals necessary for the Bank to commence operations (b) the receipt of and any material governmental approvals and third party consents necessary to consummate the Distribution; (c) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the Distribution; (d) no other event occurring that prevents the consummation of the Distribution; and (e) the acceptance for listing on a mutually agreed stock exchange or quotations system of the INVB Common Stock. The INVB Common Stock has been approved for listing, subject to official notice of issuance, on the Nasdaq SmallCap Market. The BMCC Board may, but has no obligation to, waive any of these conditions. In addition, regardless of whether these conditions are satisfied, the BMCC Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date.


                                 DIVIDEND POLICY

             INVB does not anticipate the payment of any cash dividends on INVB Common Stock in the foreseeable future. The declaration of dividends by INVB will be subject to the discretion of the Board of Directors of INVB. INVB has no operations and will be dependent on dividends from the Bank to fund any dividend INVB may declare. However, the Bank will be subject to certain restrictions imposed by applicable banking laws that may limit its ability to pay dividends to INVB.


                                    BUSINESS

   General

             The Company is a proposed bank holding company organized under Wisconsin law to own all of the common stock of the Bank. The Bank is organizing as a Wisconsin-chartered commercial bank with depository accounts to be insured by the FDIC. The Bank intends to provide a full range of commercial and consumer banking services in its primary service area in Waukesha County, Wisconsin, as well as the surrounding extended market in south-eastern Wisconsin. The Bank will have received all necessary regulatory approvals prior to the Distribution Date and assuming BMCC's capital contribution to the Bank of approximately $6.2 million immediately prior to the Distribution Date, anticipates commencing business during July of 1997.

   Background

             The liberalization of the interstate banking laws of Wisconsin in recent years has led to substantial consolidation of the banking industry. At the same time, recent technological innovations, including automatic teller machines, automated telephone teller systems and Internet banking, have reduced the need for and importance of branch banking. In the opinion of the Company's management, these factors have created a favorable opportunity for a new commercial bank with headquarters in Waukesha County. Management of the Company believes that such a bank can attract those customers who prefer to conduct business with a locally-managed institution that offers exemplary technologically advanced personal service, demonstrates an active interest in their businesses and personal financial affairs and that offers attractive and competitive interest rates. The Company believes that a locally managed institution will be able to deliver more timely responses to customer requests, provide customized financial products or services addressing out-of-the-ordinary matters and offer the personal attention of personal banking officers. The Company also believes that by fully utilizing available automated account technology, it will be able to effectively compete with larger multi-branch banks. The Bank will seek to take advantage of these opportunities by emphasizing in its marketing plan the Bank's local management and the Bank's ties and commitment to the Bank's market area and by contracting with a data processing company to provide specialized automated account services to its customers.

             The Company and the Bank are both in the organizational and development stage, have not been capitalized, have no earnings or history of operations, have no employees, and no current business. BMCC has paid all organizational expenses of both the Company and the Bank to date and will pay such expenses through the Distribution Date. BMCC has also constructed and furnished the building that will serve as the Bank's offices, and BMCC has negotiated or is in the process of negotiating contracts on behalf of the Company and the Bank and coordinated the purchasing, leasing and installation of all equipment necessary for the Bank to commence operations. Immediately prior to the Distribution Date, and after the Bank is capitalized, the Bank will commence operations and all of BMCC's officers and employees, except Mr. Schonath and Mr. McGlocklin, will leave the employ of BMCC and become employees of the Bank, and in certain cases, INVB. Mr. Schonath and Mr. McGlocklin will remain officers of BMCC in addition to becoming officers of INVB and the Bank. The Bank will lease its offices, furnishings and equipment, from BMCC after the Distribution. See "Arrangements Among BMCC, INVB and the Bank."

   Business Strategy

             A cornerstone of the Bank's business strategy will be to emphasize the Bank's commitment to personalized customer service and the Bank's local management and commitment to the Bank's market area. George
   R. Schonath, the President and Chief Executive Officer of the Company and the Bank, has over 35 years of financial services experience in the greater Milwaukee area. The Company's goal will be to emphasize the Bank's local focus in order to distinguish the Bank as a very "customer-driven" organization. The Bank also intends to offer automated account services and very attractive and competitive interest rates on all of its interest-bearing accounts. The Bank will strive to establish a high standard of quality in each service it provides and the employees of the Bank will be expected to emphasize service in their dealings with customers. Because the Bank intends to commence operations with a staff of fewer than 20 full time employees, employees will need to be flexible in the duties they perform in an effort to satisfy customers.

             Employees will be encouraged to be active in the community. Mr. Schonath currently holds, and has held in the past, leadership positions in a number of community organizations, and intends to continue this active involvement in future years. Other members of the management team will also be encouraged to volunteer for such positions.

             The Bank intends to implement a marketing campaign utilizing a variety of local media sources and community-based promotions. The campaign will emphasize the Bank's independence, local management, special focus on customer service and its attractive and competitive interest rates. All employees will be expected to actively market the Bank's services.

             The Bank intends to concentrate on the financial services needs of individuals and small businesses. The Bank's initial lending limit will be approximately $1,400,000. Due to the Bank's special relationship with BMCC and Mr. Schonath's previous experience and relationships with a number of the region's other financial institutions, the Bank hopes to originate significant loan volumes in excess of its lending limit and sell participations in such loans to BMCC and other banks. See "Arrangements Among BMCC, INVB and the Bank."

   Products and Services

             The Bank intends to offer a broad range of deposit services, including checking accounts, NOW accounts, savings and other time deposits of various types. The transaction accounts and time certificates will be tailored to the principal market area at attractive and competitive interest rates. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. The Bank intends to solicit these accounts from individuals, businesses, associations, organizations, commercial financial institutions and government authorities.

             The Bank also plans to offer a full range of short to intermediate term personal and commercial loans. The Bank intends to make personal loans directly to individuals for various purposes, including purchases of automobiles, boats and other recreational vehicles, home improvements, education and personal investments. The Bank anticipates that substantially all of the residential mortgage loans it generates will be sold to third party investors. Commercial loans will be made primarily to small and mid-sized businesses. These loans will generally be secured and will be available for the acquisition of fixed assets, including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other business purpose considered appropriate.

             The Bank currently plans to offer other services, including credit cards, money orders, traveler's checks and automated teller services with access to one or more regional or national automated teller networks. Although the Bank has been involved in discussions with a number of vendors regarding the provision of such services, the Bank does not expect to make final decisions with respect to the providers of such services until approximately 30 days before its commencement of business. The Bank also intends to establish relationships with correspondent banks and other financial institutions to provide other services for its customers.

   Market Area

             The Bank's primary market area and the location of its main office will be in Waukesha County, Wisconsin. The secondary market area of the Bank is expected to include all of southeastern Wisconsin.

   Competition

             The Bank's intended market area is competitive. The Bank will face competition from large regional multi-branch banks, smaller local banks, finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, loan production offices and other providers of financial services. Most of the Bank's competitors have been in business for many years, have established customer bases, are substantially larger, have substantially larger lending limits than the Bank and can offer certain services, including multiple branches and international banking services, that the Bank will be able to offer only through correspondent banks, if at all. In addition, most of these entities have greater capital resources than the Bank, which among other things, may allow them to price their services at levels more favorable to customers and to provide larger credit facilities than could the Bank.
   The Company anticipates that the Bank's lending limit of approximately $1,400,000 together with loan participation arrangements with BMCC, correspondent banks and others will be adequate to satisfy the credit needs of most of its customers.

             The Company will compete for loans principally through the range and quality of the services it will provide, interest rates and loan fees. The Company believes that its personal service philosophy will enhance its ability to compete favorably in attracting individuals and small businesses. The Company will actively solicit deposit-related clients and will compete for deposits by offering customers personal attention, professional service and competitive interest rates.

   Bank Premises

             The Bank will sub-lease a portion of the premises at W239 N170 Busse Road, Waukesha, Wisconsin from BMCC. See "Arrangement Among BMCC, INVB and the Bank." The building was built in 1996. The Bank's operations will occupy approximately 4,700 square feet of the building. BMCC leases the building from Bando McGlocklin Real Estate Investment Corp. ("BMREIC"). BMREIC is not affiliated with BMCC, INVB or the Bank. However, SKBM, Inc., a company owned by George R. Schonath, the President and Chief Executive Officer and a director of INVB and the Bank, and Jon McGlocklin, the Senior Vice President and a director of INVB and the Bank, provides management services to BMREIC.

   Employees

             INVB will have only three employees. George R. Schonath will be President and Chief Executive Officer, Jon McGlocklin will be Senior Vice President and Secretary, and Susan J. Hauke will be Controller.

             The Bank will commence operations with a staff of fewer than 20 full time employees. George R. Schonath will be the President and Chief Executive Officer of the Bank, and Jon McGlocklin will be Senior Vice President and Secretary. The Bank's other officers will be Susan J. Hauke, Controller; James P. McMullen, Vice President and Lending Officer; Scott J. Russell, Vice President and Lending Officer; Joel C. Obermeier, Vice President-Residential Loans; and Denise L. Kreuger, Personal Banking Officer. Mr. Schonath will be responsible for overall operations. Mr. McGlocklin, Mr. McMullen and Mr. Russel will concentrate on business banking. Ms. Hauke's primary responsibility will be financial, accounting and administrative matters. Mr. Obermeier will be in charge of residential loans and Ms. Krueger will coordinate personal banking efforts.

             Virtually all data processing services will be purchased on a contract basis, reducing the number of persons otherwise required to handle the operational functions of the Bank. Arrangements with a data processing company have been finalized by BMCC and the Bank will enter into data processing services contract with such company immediately after the Bank is capitalized.

             In addition to the officers indicated above, it is anticipated that virtually all of the employees of BMCC that have been involved in day to day operations will transfer their employment to the Bank when the Bank commences its operations.


                                   MANAGEMENT

   Directors and Executive Officers of INVB

             Set forth below is certain information concerning the directors and executive officers of INVB. The INVB Board is currently comprised of 5 directors as indicated in the table below. INVB's Board of Directors is divided into three classes. Commencing with the annual meeting of shareholders to be held in 1998, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years. See "Certain Antitakeover Effects-Board of Directors." It is expected that the executive officers of INVB following the Distribution Date will be the persons who currently serve as executive officers of INVB.

              Name/Class                Age      Position and Offices Held

    George R. Schonath, Class I         56      President, Chief Executive
                                                Officer and Director

    Jon McGlocklin, Class I             53      Senior Vice President,
                                                Secretary and Director

    Salvatore L. Bando, Class II        53      Director

    Terry L. Mather, Class II           55      Director

    Donald E. Sydow, Class III          62      Director

   George R. Schonath (President and Chief Executive Officer and Director of the Company) has served as chief executive officer of BMCC since January 1983, and a director of BMCC since September 1980. Mr. Schonath is expected to resign as a director of BMCC immediately prior to the Distribution.

   Jon McGlocklin (Senior Vice President of the Company) has served as President and Secretary of BMCC since November 1991, and as Director of BMCC since 1980. Mr. McGlocklin is expected to resign as a director of BMCC immediately prior to the Distribution. Mr. McGlocklin is also a broadcaster for the Milwaukee Bucks Basketball Club.

   Salvatore L. Bando (Director of the Company) has been Senior Vice President - Director of Baseball Operations of the Milwaukee Brewers Baseball Club since November 1991. Mr. Bando has also been a Director of BMCC since 1980 and served as an officer of BMCC until November 1991. Mr. Bando is expected to resign as a director of BMCC immediately prior to the Distribution.

   Terry L. Mather (Director of the Company) has been a partner of Critical Solutions, Inc., a business consulting company since 1992.

   Donald E. Sydow (Director of the Company) has been President and owner of Oconomowoc Manufacturing Corp., a manufacturer of ball bearings, since 1983.

   Committees of the INVB Board of Directors

             Shortly after the Distribution Date, the INVB Board of Directors is expected to establish an Audit and Finance Committee and a Compensation Committee. The INVB Board of Directors may also establish other committees to facilitate its work.

             The Audit and Finance Committee, which is expected to be comprised of at least three non-employee directors, will be primarily responsible for providing a means of direct contact and communication between INVB's independent accountants and the INVB Board of Directors. The Audit and Finance Committee will review (a) INVB's accounting principles and policies; (b) INVB's internal and independent auditors' reports; (c) the adequacy of INVB's internal controls; (d) INVB's annual audited financial statements; and (e) compliance with key regulatory requirements. The Audit and Finance Committee will also be responsible for recommending to the Board of Directors the appointment of INVB's independent accountants, reviewing, approving and recommending to the Board of Directors INVB's financial policies and strategies, and reviewing significant capital or other expenditures.

             The Compensation Committee will consist of at least three non-employee directors. Its primary functions will be to review the performance of INVB's and the Bank's executive officers and make recommendations to the Board of Directors with respect to the compensation of INVB's and the Bank's directors and executive officers. In addition, the Compensation Committee will review INVB's and the Bank's executive compensation plans in relation to its corporate strategies, INVB's stock option and other incentive plans, and INVB's and the Bank's plans for management succession and development.

   Compensation of Directors

             INVB expects that each non-employee director will receive an annual retainer of approximately $5,000 and a meeting fee of $750 for each Board or committee meeting attended.

   Annual Meeting

             The INVB By-laws provide that the Company's annual meetings of shareholders will be held the first Thursday of May each year at INVB's principal office or on such other date and at such other time and place as may be fixed by resolution of the INVB Board of Directors. The first annual meeting for which proxies will be solicited from shareholders will be held in 1998.

   Stock Ownership of Executive Officers and Directors

             Prior to the Distribution Date no executive officer or director will beneficially own any shares of INVB Common Stock, except George R. Schonath. Mr. Schonath will beneficially own approximately 12% of the outstanding shares of INVB Common Stock immediately after the capitalization of INVB and the Bank. Mr. Schonath will also beneficially own a warrant to purchase an additional 10% of the outstanding INVB Common Stock. See "The Distribution-Stock Ownership After the Distribution."
   All of the executive officers and certain of the directors will, however, receive shares of INVB Common Stock in the Distribution in respect of shares of BMCC Common Stock held by them on the Record Date. The following table sets forth the number of shares of BMCC Common Stock beneficially owned on April 30, 1997 by each of INVB's directors, the persons expected to serve as directors after the Distribution, the executive officers named in the Summary Compensation Table below, and all directors, director nominees and executive officers of INVB as a group.


                                                                                                  Percent of
   Name/Position at INVB             Sole Power          Shared Power      Aggregate              Outstanding
   George R. Schonath/
      President, Chief Executive
      Officer and director           24,286 (1)(2)     322,343 (1)(3)(4)    346,629                9.4% (8)

   Jon McGlocklin/Senior Vice
      President and director         56,046 (1)(5)     193,818 (4)(6)(7)    249,864                6.8% (8)

   Salvatore L. Bando/director       57,552 (1)        204,661 (4)(6)(7)    262,213                7.1% (8)

   Terry L. Mather/director               -                  -                    -                   -

   Donald E. Sydow/director               5                  -                    5                   *

   All executive officers and
      directors as a group
      (5 persons)                   137,885            417,697 (4)          555,581               15.0% (9)

   _________________________

   *    Less than one percent

        (1) Includes shares held in custodial accounts for minor children.
        (2) Includes options to acquire 23,956 shares, which options are exercisable within 60 days of April 30, 1997.
        (3) Includes a total of 28,101 shares held by BMCC's 401(k) profit sharing plan. Mr. Schonath is a co-trustee for such plan.
        (4) Includes a total of 146,097 shares held by BMS Investment
            Corporation, all of the outstanding capital stock of which is owned by Messrs. Bando and McGlocklin and by the Schonath
            Entities.
        (5) Includes options to acquire 3,000 shares from Mr. McGlocklin, which options are exercisable within 60 days of April 30, 1997.
        (6) Includes shares held by BMCC's 401(k) profit sharing plan on behalf of this individual only.
        (7) Includes shares held jointly with or by spouse and/or by minor children.
        (8) Assumes the exercise of all options exercisable within 60 days held by this optionee.
        (9) Assumes the exercise of all options exercisable within 60 days held by such group.


            Options to purchase INVB Common Stock and other awards based on INVB Common Stock are expected to be granted in the future to INVB directors, officers and employees under INVB's benefit plans. See "-INVB 1997 Equity Incentive Plan."

   Executive Compensation

            INVB. All of the officers of INVB will also be officers of the Bank. It is not anticipated that such officers will receive any salary for serving as officers of INVB.

            The Bank. As a recently formed company, the Bank has not paid any salaries to officers to date. After the Distribution, it is anticipated that Mr. Schonath will receive an annual salary of $100,000 from the Bank. The other officers of the Bank will receive annual salaries equivalent to their current annual salaries at BMCC. Bonuses, if any and benefits and perquisites will be as determined from time to time by the Compensation Committee of the INVB Board of Directors and by the Compensation Committee of the Bank's Board of Directors.

   INVB 1997 Equity Incentive Plan

            General.  The purpose of the INVB 1997 Equity Incentive Plan
   (the "Plan") is to promote the best interests of the Company and its shareholders by providing key employees of the Company and the Bank with an opportunity to acquire a proprietary interest in the Company. The Plan is intended to promote continuity of management and to provide increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success.

            Administration and Eligibility. The Plan is required to be administered by a committee of the INVB Board (the "Committee") consisting of no less than two "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. In the event that the Committee is not appointed, the functions of the Committee will be exercised by those members of the INVB Board of Directors (the "INVB Board") who qualify as "outside directors" within the meaning of Section 162(m). The Compensation Committee has been designated as the current administrator of the Plan. Among other functions, the Committee has the authority to establish rules for the administration of the Plan; to select the key employees of the Company and the Bank to whom awards will be granted; to determine the types of awards to be granted to key employees and the number of shares covered by such awards; and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any proceeds of any award shall or may be deferred by a key employee participating in the Plan. Subject to the express terms of the Plan, determinations and interpretations with respect thereto will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all parties.

            Any key employee of the Company or the Bank, including any executive officer or employee-director of the Company who is not a member of the Committee, is eligible to be granted awards by the Committee under the Plan.

            Awards Under the Plan; Available Shares. The Plan authorizes the granting to key employees of: (a) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code ("ISOs") or non-qualified stock options; (b) stock appreciation rights ("SARs"); (c) restricted stock; and (d) performance shares. The Plan provides that up to a total of 100,000 shares of INVB Common Stock (subject to adjustment as described below) will be available for the granting of awards thereunder.

            If any shares subject to awards granted under the Plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares or other consideration issuable or payable pursuant to the award, such shares will be available for the granting of new awards under the Plan. Any shares delivered pursuant to an award may be either authorized and unissued shares of INVB Common Stock or treasury shares held by the Company.

            Terms of Awards.

            Options. Options granted under the Plan to key employees may be either ISOs or non-qualified stock options. No individual key employee may be granted options to purchase in excess of 25,000 shares of INVB Common Stock under the Plan (subject to adjustment as described below).

            The exercise price per share of INVB Common Stock subject to options granted to key employees under the Plan will be determined by the Committee, provided that the exercise price may not be less than 100% of the fair market value of a share of INVB Common Stock on the date of grant. The term of any option granted to a key employee under the Plan will be as determined by the Committee, provided that the term of an ISO may not exceed ten years from the date of its grant. Options granted to key employees under the Plan will become exercisable in such manner and within such period or periods and in such installments or otherwise as determined by the Committee. Options may be exercised by payment in full of the exercise price, either (at the discretion of the Committee) in cash or in whole or in part by tendering shares of INVB Common Stock or other consideration having a fair market value on the date of exercise equal to the option exercise price. All ISOs granted under the Plan will also be required to comply with all other terms of Section 422 of the Internal Revenue Code.

            SARs. An SAR granted under the Plan will confer on the key employee holder a right to receive, upon exercise thereof, the excess of
   (a) the fair market value of one share of INVB Common stock on the date of exercise over (b) the grant price of the SAR as specified by the Committee. The grant price of an SAR under the Plan will not be less than 100% of the fair market value of a share of INVB Common stock on the date of grant. The grant price, term, methods of exercise, methods of settlement (including whether the holder of an SAR will be paid in cash, shares of INVB Common Stock or other consideration), and any other terms and conditions of any SAR granted under the Plan will be determined by the Committee at the time of grant. Pursuant to the terms of the Plan, no individual key employee may be granted SARs thereunder with respect to in excess of 15,000 shares of INVB Common Stock (subject to adjustment as described below).

            Restricted Stock. Shares of restricted Common Stock granted to key employees under the Plan will be subject to such restrictions as the Committee may impose, including any limitation on the right to vote such shares or receive dividends thereon. The restrictions imposed on the shares may lapse separately or in combination at such time or times, or in such installments or otherwise, as the Committee may deem appropriate. Except as otherwise determined by the Committee, upon termination of a key employee's employment for any reason during the applicable restriction period, all shares of restricted stock still subject to restriction will be subject to forfeiture by the key employee.

            The Plan limits the total number of shares of restricted stock that may be awarded thereunder to 25,000 shares. In addition, no individual key employee may be granted in excess of 10,000 shares of restricted stock under the Plan. The foregoing numerical limitations on the issuance of shares of restricted stock are subject to adjustment as described below.

            Performance Shares. The Plan also provides for the granting of performance shares to key employees. The Committee will determine and/or select the applicable performance period, the performance goal or goals (and the performance level or levels related thereto) to be achieved during any performance period, The proportion of payments, if any, to be made for performance between the minimum and full performance levels for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals, the restrictions applicable to shares of restricted stock received upon payment of performance shares if payment is made in such manner, and any other terms, conditions and rights relating to the grant of performance shares. Under the terms of the Plan, the Committee may select from various performance goals, including return on equity, return on investment, return on net assets, economic value added, earnings from operations, pre-tax profits, net earnings, net earnings per share, net cash provided by operating activities, market price for the INVB Common Stock and total shareholder return. In conjunction with selecting the applicable performance goal or goals, the Committee will also fix the relevant performance level or levels (e.g., a 15% return on equity) which must be achieved with respect to the goal or goals in order for the performance shares to be earned by the key employee. The performance goals selected by the Committee under the Plan may, to the extent applicable, relate to a specific division or subsidiary of the Company or apply on a Company-wide basis.

            Following completion of the applicable performance period, payment on performance shares granted to and earned by key employees will be made in shares of INVB Common Stock (which, at the discretion of the Committee, may be shares of restricted stock) equal to the number of performance shares payable. The Committee may provide that, during a performance period, key employees will be paid cash amounts with respect to each performance share granted to such key employees equal to the cash dividend paid on a share of INVB Common Stock. Pursuant to the terms of the Plan, no key employee may receive more than 10,000 performance shares thereunder (subject to adjustment as described below).

            Adjustments. If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of INVB Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of INVB Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of INVB Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will generally have the authority to, in such manner as it deems equitable, adjust (a) the number and type of shares subject to the Plan and which thereafter may be made the subject of awards, (b) the number and type of shares subject to outstanding awards, and (c) the grant, purchase or exercise price with respect to any award, or may make provision for a cash payment to the holder of an outstanding award.

            Limits on Transferability. Except as specifically provided for by the Committee at the time an award is made, no award granted under the Plan (other than an award of restricted stock on which the restrictions have lapsed) may be assigned, sold, transferred or encumbered by any participant, otherwise than by will, by designation of a beneficiary, or by the laws of descent and distribution. Each award will be exercisable during the participant's lifetime only by such participant or, if permissible under applicable law, by the participant's guardian or legal representative.

            Amendment and Termination. The INVB Board may amend, suspend or terminate the Plan at any time, except that no such action may adversely affect any award granted and then outstanding thereunder without the approval of the respective participant. The Plan further provides that shareholder approval of any amendment thereto must also be obtained if required by (a) the rules and/or regulations promulgated under Section 16 of the Exchange Act (in order for the Plan to remain qualified under rule 16b-3), (b) the Internal Revenue Code or any rules promulgated thereunder (in order to allow for ISOs to be granted thereunder) or (c) the quotation or listing requirements of the exchange or market on which the Common stock is then traded (in order to maintain the trading of the Common Stock on such exchange or market).

            Withholding. Not later than the date as of which an amount first becomes includable in the gross income of a key employee for federal income tax purposes with respect to any award under the Plan, the key employee will be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to awards under the Plan may be settled with shares of INVB Common Stock (other than shares of restricted stock), including shares of INVB Common Stock that are part of, or are received upon exercise of, the award that gives rise to the withholding requirement. The obligations of the Company under the Plan are conditional on such payment or arrangements, and the Company and the Bank will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the key employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with shares of INVB Common Stock.

            Certain Federal Income Tax Consequences.

            Stock Options. The grant of a stock option under the Plan will create no income tax consequences to the key employee. A key employee who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the INVB Common Stock at such time over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee. A subsequent disposition of the INVB Common Stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the INVB Common Stock on the date of exercise. This capital gain or loss will be a long-term capital gain or loss if the INVB Common Stock has been held for more than one year from the date of exercise.

            In general, a key employee will recognize no income or gain as a result of exercise of an ISO (except that the alternative minimum tax may apply). Except as described below, any gain or loss realized by the key employee on the disposition of the INVB Common Stock acquired pursuant to the exercise of an ISO will be treated as a long-term capital gain or loss and no deduction will be allowed to the Company. If the key employee fails to hold the shares of INVB Common Stock acquired pursuant to the exercise of an ISO for at least two years from the date of grant of the ISO and one year from the date of exercise, the key employee will recognize ordinary income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of INVB Common Stock on the date of exercise over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee. Any additional gain realized by the key employee over the fair market value at the time of exercise will be treated as a capital gain. This capital gain will be a long-term capital gain if the INVB Common Stock has been held for more than one year from the date of exercise.

            Stock Appreciation Rights. The grant of an SAR will create no income tax consequences for the key employee or the Company. Upon exercise of an SAR, the key employee will recognize ordinary income equal to the amount of any cash and the fair market value of any shares of INVB Common Stock or other property received, except that if the key employee receives an option or shares of restricted stock upon exercise of an SAR, recognition of income may be deferred in accordance with the rules applicable to such other awards. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee.

            Restricted Stock. A key employee will not recognize income at the time an award of restricted stock is made under the Plan, unless the election described below is made. However, a key employee who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the key employee recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in capital gain or loss (long-term or short-term depending on the length of time the restricted stock is held after the time the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid. The Company will be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

            A key employee may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the key employee recognizes income. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the key employee in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss (long-term or short-term depending on the holding period). If the key employee who has made an election subsequently forfeits the restricted stock, the key employee will not be entitled to deduct any loss. In addition, the Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

            Performance Shares. The grant of performance shares will create no income tax consequences for the key employee or the Company. Upon the receipt of shares of INVB Common Stock at the end of the applicable performance period, the key employee will recognize ordinary income equal to the fair market value of the shares of INVB Common Stock received, except that if the key employee receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to such restricted stock. In addition, the key employee will recognize ordinary income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee.

            Plan Benefits. No awards have been made to date under the Plan and the Company cannot currently determine the awards that may be granted in the future to key employees thereunder. Such determinations will be made from time to time by the Committee.


                           SUPERVISION AND REGULATION

   Supervision and Regulation

            The operations of financial institutions, including banks and bank holding companies, are highly regulated, both at the federal and state levels. Numerous statutes and regulations affect the business of the Company and the Bank. To the extent that the information below is a summary of statutory provisions, such information is qualified in its entirety by reference to the statutory provisions described. There are additional laws and regulations having a direct or indirect effect on the business of the Company or the Bank.

            In recent years, the banking and financial industry has been the subject of numerous legislative acts and proposals, administrative rules and regulations at both federal and state regulatory levels. As a result of many of such regulatory changes, the nature of the banking industry in general has changed dramatically in recent years as increasing competition and the trend toward deregulation have caused the traditional distinctions among different types of financial institutions to be obscured. Further changes along these lines could permit other financially oriented businesses to offer expanded services, thereby creating greater competition for the Company and the Bank with respect to services currently offered or which may in the future be offered by those entities. Proposals for new legislation or rule making affecting the financial services industry are continuously being advanced and considered at both the national and state levels. Neither the Company nor the Bank can predict the effect that future legislation or regulation will have on the financial services industry in general or on their businesses in particular.

            The performance and earnings of the Bank, like other commercial banks, are affected not only by general economic conditions but also by the policies of various governmental regulatory authorities. In particular, the Federal Reserve System regulates money and credit conditions and interest rates in order to influence general economic conditions primarily through open-market operations in U.S. Government securities, varying the discount rate on bank borrowings, and setting reserve requirements against bank deposits. The policies of the Federal Reserve System have a significant influence on overall growth and distribution of bank loans, investments and deposits, and affect interest rates earned on loans and investments. The general effect, if any, of such policies upon the future business and earnings of the Bank cannot accurately be predicted.

   The Company

            As a registered bank holding company, the Company is subject to regulation under the BHCA and regulations issued thereunder. The BHCA requires every bank holding company to obtain the prior approval of the Board of Governors of the Federal Reserve System (the "Board") before it may merge with or consolidate into another bank holding company, acquire substantially all the assets of any bank, or acquire ownership or control of any voting shares of any bank if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank.

            Under the BHCA, the Company is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or holding company, and neither the Company nor any subsidiary may engage in any business other than banking, managing or controlling banks or furnishing services to or performing services for its subsidiaries. The Company may, however, own shares of a company the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, and the holding company itself may engage in such activities. The Company has no pending acquisition plans.

            As a registered bank holding company, the Company is supervised and regularly examined by the Board. Under the BHCA, the Company is required to file with the Board an annual report and such additional information as may be required. The Board can order bank holding companies and their subsidiaries to cease and desist from any actions which in the opinion of the Board constitute serious risk to the financial safety, soundness or stability of a subsidiary bank and are inconsistent with sound banking principles or in violation of law. The Board has adopted regulations which deal with the measure of capitalization for banking holding companies. Such regulations are essentially the same as those adopted by the FDIC, described below. The Board's regulations also provide that its capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. The Board has also issued a policy statement on the payment of cash dividends by bank holding companies, wherein the board has stated that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing.

            Under Wisconsin law, the Company is also subject to supervision and examination by the Division of Banking of the Wisconsin Department of Financial Institutions (the "Division"). The Division is empowered to issue orders to a bank holding company to remedy any condition or policy which, in its determination, endangers the safety of deposits in any subsidiary state bank, or the safety of the bank or its depositors. In the event of noncompliance with such an order, the Division has the power to direct the operation of the state bank subsidiary and withhold dividends from the holding company.

            The Company, as the holder of the stock of a Wisconsin state-chartered bank, may be subject to assessment to restore impaired capital of the bank to the extent provided in Section 220.07, Wisconsin Statutes. Any such assessment would apply only to the Company and not to any shareholder of the Company.

            Federal law prohibits the acquisition of "control" of a bank holding company by individuals or business entities or groups or combinations of individuals or entities acting in concert without prior notice to the appropriate federal bank regulator. For this purpose, "control" is defined in certain instances as the ownership of or power to vote 10% or more of the outstanding shares of the bank holding company.

   The Bank

            As a state-chartered institution, the Bank is subject to regulation and supervision by the Division and the Wisconsin Banking Review Board and is periodically examined by the Division's staff. Deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC and as a result the Bank is also subject to regulation by the FDIC and periodically examined by its staff.

            The Federal Deposit Insurance Act requires that the appropriate federal regulatory authority -- the FDIC in the case of the Bank (as an insured state bank which is not a member of the Federal Reserve System) -- approve any acquisition by the Bank through merger, consolidation, purchase of assets, or assumption of deposits. The same regulatory authority also supervises compliance by the Bank with provisions of federal banking laws which, among other things, prohibit the granting of preferential loans to executive officers, directors, and principal shareholders of the Bank and of banks which have a correspondent relationship with the Bank.

            Wisconsin banking laws restrict the payment of cash dividends by state banks by providing that (i) dividends may be paid only out of a bank's undivided profits, and (ii) prior consent of the Division is required for the payment of a dividend which exceeds current year income if dividends declared have exceeded net profits in either of the two immediately preceding years. The various bank regulatory agencies have authority to prohibit a bank regulated by them from engaging in an unsafe or unsound practice; the payment of a dividend by a bank could, depending upon the circumstances, be considered such an unsafe or unsound practice. In the event that (i) the FDIC or the Division should increase minimum required levels of capital; (ii) the total assets of the Bank increase significantly; (iii) the income of the Bank decreases significantly; or
   (iv) any combination of the foregoing occurs, then the Board of Directors of the Bank may decide or be required by the FDIC or the Division to retain a greater portion of the Bank's earnings to achieve or maintain the required capital, thereby reducing the amount available for dividends.

            Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in stock or other securities of the bank holding company and on the taking of such stock or securities as collateral for loans to any borrower. Under the BHCA and regulations of the Board, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or of any property or service.

            The activities and operations of banks are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Financial Institutions Reform, Recovery and Enforcement Act of 1989, Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Community Reinvestment Act, anti-redlining legislation and the antitrust laws. The Community Reinvestment Act includes provisions under which the federal bank regulatory agencies must consider, in connection with applications for certain required approvals, including applications to acquire control of a bank or holding company or to establish a branch, the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities, including those of low and moderate income borrowers.

            FDICIA, among other things, establishes five tiers of capital requirements: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The FDIC has adopted regulations which define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier I risk-based capital ration (Tier I capital ratio (Tier I Capital to total assets) of 5% or greater, and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital of 4% or greater, and (generally) a Tier I leverage capital ratio of 4% or greater, and the institution does not meet the definition of a well capitalized institution. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio less than 8%, or a Tier I risk-based capital ratio less than 4%, or (generally) a Tier I leverage ratio of less than 4%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio less than 6%, or a Tier I risk-based capital ratio less than 3%, or a Tier I leverage ratio less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. Undercapitalized banks are subject to growth limitations and are required to submit a capital restoration plan. If an undercapitalized bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." Significantly undercapitalized banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after become critically undercapitalized, make any payment of principal or interest on their subordinated debt.

            The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle Act"), among other things, permits bank holding companies to acquire banks in any state effective September 29, 1995. The Riegle Act contains certain exceptions relative to acquisitions. For example, a holding company may not acquire a bank that has not been in existence for less than a minimum period established by the home state; however, the minimum period cannot exceed five years. The Riegle Act makes a distinction between interstate banking and interstate branching. Under the Riegle Act, banks can merge with banks in another state beginning June 1, 1997, unless a state has adopted a law preventing interstate branching. Under terms of the Riegle Act, an acquiring bank may not control more than 10 percent of federal or 30 percent of state total deposits of insured depository institutions. Wisconsin law requires approval by the Division for all acquisitions of Wisconsin banks, whether by an in-state or out-of-state purchaser and requires, in an interstate acquisition, that the acquired bank must have been in existence for at least five years.

                   ARRANGEMENTS AMONG BMCC, INVB AND THE BANK

            In order to manage and formalize certain of the relationships among BMCC, INVB and the Bank following the Distribution, certain agreements described below have been prepared. These agreements will not be entered into until the Bank commences operations. The agreements summarized below have been filed as exhibits to the Registration Statement and the summaries of such agreements are qualified in their entirety by reference to the full text of such agreements. See "Available Information."

   Management Services and Allocation of Expenses Agreement

            The Management Services and Allocation of Expenses Agreement
   (the "Services and Expenses Agreement") will be between BMCC and the Bank. The Services and Expenses Agreement will provide for, among other things, the Bank's management and servicing of BMCC's loan portfolio, the Bank's provision of accounting services to BMCC, the Bank's sublease of its premises from BMCC, the sharing of certain overhead expenses and BMCC's agreement not to compete with the Bank in the origination of loans, all as described below. The Services and Expenses Agreement will have a one year term that automatically renews each year unless cancelled by either party at least sixty days in advance of the termination date.

            Loan Management Services. The Bank agrees to service and administer BMCC's loan portfolio, and is granted full power and authority to do any and all things in connection with such servicing and administration that the Bank deems necessary or desirable. BMCC agrees to pay the Bank a monthly fee equal to one-twelfth of one-quarter of one percent multiplied by the aggregate amount of the BMCC loan portfolio at the end of the preceding month, and also agrees to reimburse the Bank for certain of its out-of-pocket expenses.

            Accounting Services. The Bank agrees to provide accounting services to BMCC, including, but not limited to the preparation of all internal management report and all external reports to shareholders and any applicable regulatory agencies. BMCC agrees to pay the Bank monthly the Bank's actual cost of providing such services, based upon the number of hours Bank employees actually work to provide such services.

            Sublease. BMCC grants the Bank a sublease for the Bank's premises, and the Bank agrees to pay BMCC each month an amount equal to 29.67% of the amount BMCC owes to the landlord on the prime lease, and also agrees to pay BMCC each month an amount equal to 50% of BMCC's electric utility bill for such month.

            Overhead Expenses. The Bank and BMCC agree to share equally certain overhead expenses, including but not limited to, expenses for telephone service, receptionist services, depreciation and other miscellaneous expenses.

            Noncompete. BMCC agrees that except as specifically approved in writing by the Bank, it will not originate any loans during the term of the Services and Expenses Agreement and any renewals thereof. Purchasing loan participations from the Bank or another lending institution is not deemed to be an origination for purposes of the Services and Expenses Agreement.


   Tax Allocation and Services Agreement

            The Tax Allocation and Services Agreement (the "Tax and Services Agreement") will be between INVB and the Bank. The Tax and Services Agreement provides for the allocation of consolidated federal, state and local tax liabilities between INVB and the Bank and Bank's provision of accounting services to INVB. INVB agrees to pay the Bank monthly the Bank's actual cost of providing such accounting services, based upon the number of hours Bank employees actually work to provide such services. The Tax and Services Agreement's will remain in effect unless and until INVB and the Bank no longer file consolidated federal income tax returns.

                        DESCRIPTION OF INVB CAPITAL STOCK

   Authorized Capital Stock

            Immediately after the Distribution, INVB's authorized capital stock will consist of 10 million shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 25 million shares of INVB Common Stock. Immediately following the Distribution, approximately 1 million shares of INVB Common Stock will be outstanding. All of the shares of INVB Common Stock that will be outstanding immediately following the Distribution will be validly issued, fully paid and nonassessable, and free of preemptive rights. The following summarizes certain provisions of the Articles as they are expected to be in effect after the Distribution.

   Common Stock

            The holders of INVB Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the INVB Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. There is no cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the INVB Board of Directors from time to time, the holders of INVB Common Stock will be entitled to such dividends as may be declared from time to time by the INVB Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of INVB available for distribution to such holders. See "Dividend Policy." Any such series of preferred stock may be created by the INVB Board of Directors from time to time without the consent of the holders of the INVB Common Stock. In any such event, the rights of the holders of the INVB Common Stock will be subject to the preferential rights of the holders of the preferred stock. See "- Preferred Stock."

   Preferred Stock

            The Articles authorizes the INVB Board of Directors to establish one or more series of classes of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series.

            INVB believes that the ability of the INVB Board of Directors to issue one or more series of Preferred Stock will provide INVB with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of INVB Common Stock, will be available for issuance without further action by INVB's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which INVB's securities may be listed or traded. The Nasdaq SmallCap Market currently requires shareholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of INVB's shareholders is not required for the issuance of shares of Preferred Stock or INVB Common Stock, the INVB Board of Directors may determine not to seek shareholder approval.

            Although the INVB Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The INVB Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of INVB and its shareholders. The INVB Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the INVB Board of Directors, including a tender offer or other transaction that some, or a majority, of INVB's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

            Copies of the Articles and By-laws are filed as Exhibits to the Registration Statement and the summaries thereof in this Information Statement are qualified in their entirety by reference thereto. See "Available Information."


                          CERTAIN ANTITAKEOVER EFFECTS

   Board of Directors

            The By-laws provide that the directors will be divided into three classes. The By-laws also provide that INVB will have five directors, which number may be increased or decreased from time to time by amending the By-laws. Except as provided by law with respect to directors elected by shareholders of a class or series, any director or the entire Board of Directors may be removed with or without cause, by the affirmative vote of the holders of not less than 80% of the voting power of all capital stock entitled to vote in the election of directors ("Voting Stock") then outstanding, voting together as a single class.

            Except as provided by law with respect to directors elected by shareholders of a class or series, a vacancy on the Board of Directors may be filled by a majority of the remaining directors, whether or not sufficient to constitute a quorum.

            These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the INVB Board of Directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the INVB Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of INVB.

   Advance Notice Procedures

            The By-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of INVB (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of INVB prior to the meeting at which directors are to be elected, will be eligible for election as directors of INVB. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the INVB Board of Directors, or by a shareholder who has given timely written notice to the Secretary of INVB of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for notice of shareholder nominations to be made at an annual meeting to be timely, such notice must be received by INVB not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by INVB). For purposes of the Shareholder Notice Procedure, the first anniversary of the 1997 annual meeting will be deemed to be May 1, 1997.

            In addition, under the Shareholder Notice Procedure, a shareholder's notice to INVB proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

            Although the Shareholder Notice Procedures do not give the INVB Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to INVB and its shareholders.

   Amendment

            The Articles provides that the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend provisions of the Articles and By-laws relating to shareholder action without a meeting; the calling of special meetings; the number, election and term of INVB's directors; the filling of vacancies; and the removal of directors. The Articles and By-laws provide that the related By-laws described above (including the Shareholder Notice Procedure) may be amended only by the INVB Board of Directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. Other amendments to the Articles require the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class. In all cases, amendments to the Articles require that the Board of Directors of INVB determine that the proposed amendment is advisable.

   Wisconsin Business Combination Statute

            Sections 180.1140 to 180.1144 of the WBCL provide that, subject to certain exceptions specified therein, any holder of 10% of the voting stock of a Wisconsin corporation (an "interested shareholder") may not engage in any merger or other business combination with the corporation for a three-year period following the date that such shareholder becomes an interested shareholder unless prior to such date, the board of directors of the corporation approved the 10% acquisition. After such three-year period, any such business combination must either (i) have been approved by the Board prior to the date the shareholder became an interested shareholder; (ii) have been approved by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by the interested shareholder or (iii) meet certain fair price and other conditions.

   Control Share Acquisition Statute

            Section 180.1150 of the WBCL provides that the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group in excess of 20% of the Voting Stock is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from such corporation or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of the majority of Voting Stock represented at a meeting of shareholders.

            Copies of the Articles and By-laws are filed as Exhibits to the Registration Statement and the summaries thereof in this Information Statement are qualified in their entirety by reference thereto. See "Available Information."


              LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

            The WBCL limits the personal liability of INVB's directors to the Company and its shareholders for money damages. As a result, neither INVB nor any INVB shareholder can hold the directors personally liable for monetary damages, unless the person seeking such damages proves that the actions of such officer or director constituted (a) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director had a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal benefit; or (d) wilful misconduct.

            The INVB Articles provide that INVB will indemnify (a) its directors and officers, whether serving INVB or, at its request, any other entity, to the fullest extent required or permitted by the Laws of the State of Wisconsin now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the By-laws and be permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out such indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the INVB Articles, or of any such bylaw, resolution or contract, or repeal of any of their provisions will limit or eliminate the right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. The INVB By-laws currently contain provisions implementing the foregoing.

            Under current law, directors and officers will be indemnified when serving in their capacity as directors or officers, unless it is established that the actions of such officer or director constituted (a) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director had a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal benefit; or (d) wilful misconduct.